                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 12b-25

                                            Commission File Number 000-21383

                           NOTIFICATION OF LATE FILING

    (Check One): / / Form 10-K   /X/ Form 11-K  / / Form 20-F  / / Form, 10-Q
                 / / Form N-SAR
For Period Ended:  DECEMBER 31, 1998
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/ / Transition Report on Form 10-K          / / Transition Report on Form 10-Q
/ / Transition Report on Form 20-F          / / Transition Report on Form N-SAR
/ / Transition Report on Form 11-K

For the Transition Period Ended:
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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                         PART I. REGISTRANT INFORMATION

Full name of registrant               APPALACHIAN BANCSHARES, INC.
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Former name if applicable

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Address of principal executive office  (STREET AND NUMBER)

                            829 INDUSTRIAL BOULEVARD
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City, State and Zip Code             ELLIJAY, GEORGIA 30540
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                        PART II. RULE 12b-25 (b) AND (c)

    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

/X/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/X/ (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                               PART III. NARRATIVE

The registrant's report on Form 11-K for the year ended December 31, 1998, cannot be filed within the prescribed period because the Company has not obtained certain information from the Trustee of the Master Trust for the Company's Section 401(k) Profit Sharing Plan in order to reconcile the financial records of such Plan. Such information cannot be obtained prior to the prescribed due date without unreasonable effort or expense.

The registrant intends to file the subject Form, which will be filed as an amendment to its Form 10-KSB for the year ended December 31, 1998 (as permitted by Rule 15d-21), within the 15-day time period prescribed by Rule 12b-25.

                           PART IV. OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

       WALTER E. JOSPIN            (404)                  885-3107
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           (Name)                (Area code)         (Telephone Number)

         (2) Have all other periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                             /X/ Yes / / No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                             / / Yes /X/ No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          APPALACHIAN BANCSHARES, INC.
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized


Date: June 30, 1999                   By: /s/ Alan May
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                                         Name:  Alan May
                                         Title: Chief Financial Officer